Sub-Item 77Q1(a): Copies of Material Amendments to the
Trusts Declaration of Trust or By laws

Amendment No. 1 dated February 10, 2011 to the
Declaration of Trust dated March 12, 2009 is attached hereto.

Amendment No. 2 dated February 10, 2011 to the
Amended and Restated By-Laws dated
March 12, 2009 is attached hereto.